Exhibit 99.1

Press Release:

FOR RELEASE ON: May 10, 2024, at 5 p.m. EDT

Nxu Evaluates Strategic Alternatives and Announces Cost Reduction Initiatives

The Company is evaluating accretive opportunities

MESA, Ariz., May 10, 2024 - Nxu Inc., (NASDAQ: NXU) (“Nxu”, “the Company”), a domestic technology company focused on energy storage and charging solutions for the infrastructure we need to power our electrified future, announced today an intention to evaluate strategic alternatives. Nxu’s Board of Directors’ Strategic Planning Committee will lead the evaluation, with outside assistance from advisors, and has identified targets for a business combination intended to position the newly combined company for sustainable long-term value creation with a strengthened financial profile. Nxu is in discussions with several prospective targets, but there can be no assurances given regarding the outcome or timing of the strategic evaluation process.

In anticipation of a combination, Nxu has reduced its headcount significantly across Product, Engineering, Manufacturing, and G&A functions. Additionally, Nxu is undertaking numerous cost-saving measures to decrease operating expenses through consolidation of vendors and product programs. The Company believes these measures will position Nxu to see materially reduced operating expenses.

“We believe a strategic combination to build the value of Nxu benefits all shareholders,” said Nxu CEO, Chairman, and Founder Mark Hanchett. “As major shareholders, our executive team is committed to completing a deal to create increased value for all shareholders.”

About Nxu, Inc.

Nxu, Inc. is a domestic technology company leveraging its intellectual property and innovations to support e-Mobility and energy storage solutions.  For more information, visit www.nxuenergy.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our future areas of focus and expectations for our business. These forward-looking statements are based on our current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievements to materially differ from those expressed or implied by these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Nxu’s expectations about its future operations and performance; the review of strategic alternatives referred to in this communication and any expected outcomes; beliefs about the general strength, weakness or health of Nxu’s business; and Nxu’s ability to generate long-term value for its stockholders. A detailed discussion of these factors and other risks that affect our business is included in filings we make with the Securities and Exchange Commission (SEC) from time to time, including our annual report on Form 10-K for the year ended December 31,2023, particularly under the heading “Risk Factors” And subsequent reports filed with the SEC. Copies of these filings are available online from the SEC or on the SEC Filings section of our Investor Relations website at www.nxuenergy.com. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements in light of new information or future events.

CONTACT:

Sarah Wyant

Nxu, Inc.

info@nxuenergy.com